EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File Nos. 333-176869 and 333-67600 of AmeriServ Financial, Inc. on Form S-8 and Registration Statements File Nos. 033-56604, 333-129009, 333-50225, 333-120022, and 333-121215 of AmeriServ Financial, Inc. on Form S-3 of our report dated March 3, 2017, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Form 10-K, which is incorporated in this Annual Report on Form 10-K of AmeriServ Financial, Inc. for the year ended December 31, 2016.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
March 3, 2017